Exhibit 99.B(m)(3)(b)

VICTORY PORTFOLIOS II

AMENDED AND RESTATED DISTRIBUTION PLAN

(12b-1 Plan)

The following Amended and Restated Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Victory Portfolios II (the “Trust”), a Delaware statutory trust, on behalf of the series of the Trust listed on Schedule A as may be amended from time to time (each, a “Fund”).  The Plan has been approved by a majority of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders.  Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

The provisions of the Plan are as follows:

1.             PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES

The Trust, on behalf of each identified Fund, will pay Foreside Fund Services, LLC (the “Distributor”), as principal distributor of each Fund’s shares, a distribution fee and shareholder servicing fee equal to a percentage of the average daily net assets of each Fund as shown on Schedule A for disbursement to Recipients (as defined below) in connection with such Recipient’s promotion and distribution of Fund shares and the provision of personal services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature.  The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (a “Recipient”) who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (a “Rule 12b-1 Agreement”), a form of which is attached hereto as Appendix A with respect to each Fund.  To the extent not so paid by the Distributor, such amounts may be retained by the Distributor for future payments to Recipients.  Payment of these fees shall be made monthly promptly following the close of the month.

2.                                      RULE 12b-1 AGREEMENTS

(a)           No Rule 12b-1 Agreement shall be entered into with respect to the Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Board, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.  The form of Rule 12b-1 Agreement relating to the Fund attached hereto as Appendix A has been approved by the Board as specified above.

(b)           Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)           No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Fund, or by vote of a majority of the Disinterested Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)           Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.             QUARTERLY REPORTS

The Distributor shall provide to the Board, and the Board shall review at least quarterly, a written report of all amounts, if any, expended pursuant to the Plan.  This report shall include the identity of the recipient of each payment and the purpose for which the amounts were expended and such other information as the Board may reasonably request.

4.             EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective immediately upon approval by the vote of a majority of the Board, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan.  The Plan shall continue in effect with respect to each Fund for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan, or any Rule 12b-1 agreement, may be terminated with respect to a Fund at any time, without penalty, on not more than 60 days’ written notice by a majority vote of shareholders of the Fund, or by vote of a majority of the Disinterested Trustees.

5.             SELECTION OF DISINTERESTED TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

6.             AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by the Fund hereunder without the approval by a majority vote of shareholders of the Fund.

7.             RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

SCHEDULE A
to the
AMENDED AND RESTATED DISTRIBUTION PLAN (12b-1 PLAN)
between
 VICTORY PORTFOLIOS II

and
FORESIDE FUND SERVICES, INC.

Fund Rule 12b-1 Fee (0.25% of average daily net assets)

1.	VictoryShares Developed Enhanced Volatility Wtd ETF
2.	VictoryShares Emerging Market High Div Volatility Wtd ETF
3.	VictoryShares Emerging Market Volatility Wtd ETF
4.	VictoryShares International High Div Volatility Wtd ETF
5.	VictoryShares International Volatility Wtd ETF
6.	VictoryShares US 500 Enhanced Volatility Wtd ETF
7.	VictoryShares US 500 Volatility Wtd ETF
8.	VictoryShares US Discovery Enhanced Volatility Wtd ETF
9.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF
10.	VictoryShares US Large Cap High Div Volatility Wtd ETF
11.	VictoryShares US Small Cap High Div Volatility Wtd ETF
12.	VictoryShares US Small Cap Volatility Wtd ETF
13.	VictoryShares US Multi-Factor Minimum Volatility ETF
14.	VictoryShares Global Multi-Factor Minimum Volatility ETF
15.	VictoryShares International Multi-Factor Minimum Volatility ETF
16.	VictoryShares Dividend Accelerator ETF
17.	VictoryShares Quality Growth ETF
18.	VictoryShares Quality Value ETF
19.	VictoryShares USAA MSCI USA Value Momentum ETF
20.	VictoryShares USAA MSCI USA Small Cap Value Momentum ETF
21.	VictoryShares USAA MSCI International Value Momentum ETF
22.	VictoryShares USAA MSCI Emerging Markets Value Momentum ETF
23.	VictoryShares USAA Core Short-Term Bond ETF
24	VictoryShares USAA Core Intermediate-Term Bond ETF

Current as of February 26, 2019

VICTORY PORTFOLIOS II

By:	/s/ Christopher K. Dyer
Name: Christopher K. Dyer
Title: President

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks
Name: Mark Fairbanks
Title: Vice President